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Exhibit 10.11

THIRD AMENDMENT TO REVOLVING CREDIT,
TERM LOAN AND SECURITY AGREEMENT

    This THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into this 26th day of June, 2001 and is effective as of April 1, 2001, by and among AAF-MCQUAY INC., a Delaware corporation "Borrower"); the various financial institutions listed on the signature pages hereof and their respective successors and permitted assigns which become "Lenders"; and PNC BANK, NATIONAL ASSOCIATION, a national association ("PNC"), as collateral and administrative agent for Lenders (PNC, together with its successors in such capacity, the "Agent").

Recitals:

    Agent, Lenders and Borrower are parties to a certain Revolving Credit, Term Loan and Security Agreement dated September 30, 1999 (as at any time amended, the "Credit Agreement") pursuant to which Lenders have made certain revolving credit and term loans to Borrower.

    The parties desire to amend the Credit Agreement as hereinafter set forth.

    NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.  Definitions.  All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

    2.  Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

  a.
  By deleting the definition of "Applicable Margin" from Section 1.2 in its entirety and inserting the following in lieu thereof:

    "Applicable Margin" shall mean a percentage equal to 1.75% with respect to Revolving Advances that are Eurodollar Rate Loans, 0.00% with respect to Revolving Advances that are Domestic Rate Loans, 2.00% with respect to any portion of the Term Loan made or outstanding as Eurodollar Rate Loans, and 0.00% with respect to any portion of the Term Loan made or outstanding as Domestic Rate Loans; provided that, commencing July 1, 2001, the Applicable Margin shall be increased or (if no Default or Event of Default exists) decreased, based on the Fixed Charge Coverage Ratio, as follows:

Fixed Charge Coverage Ratio	Revolving Advances that are made or outstanding as Domestic Rate Loans	Applicable Margin For Revolving Advances that are made or outstanding as Eurodollar Rate Loans	Portion of Term Loan made or outstanding as Domestic Rate Loans	Portion of Term Loan made or outstanding as Eurodollar Rate Loans
Greater than 1.00:1.00 and less than 1.10:100	0.25%	2.50%	0.50%	2.75%
Greater than or equal to 1.10:1.00 and less than 1.25:1.00	0.00%	2.25%	0.25%	2.50%
Greater than or equal to 1.25:1.00 and less than 1.50:1.00	0.00%	2.00%	0.00%	2.25%
Greater than or equal to 1.50:1.00 and less than 1.75:1.00	0.00%	1.75%	0.00%	2.00%
Greater than or equal to 1.75:1.00	0.00%	1.50%	0.00%	1.75%

    The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrower as measured by the Fixed Charge Coverage Ratio for the immediately preceding four (4) Fiscal Quarters of Borrower. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective three (3) Business Days after receipt by Agent of the applicable financial statements and corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrower setting forth the Fixed Charge Coverage Ratio are not received by Agent by the date required pursuant to Section 9.8 hereof, the Applicable Margin shall be determined as if the Fixed Charge Coverage Ratio was greater than 1.00:1.00 and less than 1.10:1.00 until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure timely to deliver such financial statements or Compliance Certificate is waived in writing by Agent and Lenders; provided, however, that nothing herein shall be deemed to prevent Agent and Lenders from charging interest at the Default Rate for so long as an Event of Default exists. For the final Fiscal Quarter of any Fiscal Year of Borrower, Borrower may provide the unaudited financial statements of Borrower, subject only to year-end adjustments, for the purpose of determining the Applicable Margin; provided, however, that if, upon delivery of the annual audited financial statements required to be submitted by Borrower to Agent pursuant to Section 9.7 hereof, Borrower has not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove for the final Fiscal Quarter of the Fiscal Year of Borrower then ended, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the month following receipt by Agent of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had not been implemented based upon the unaudited financial statements of Borrower for the final Fiscal Quarter of the Fiscal Year of Borrower then ended, and (b) Borrower shall pay to Agent, for the benefit of the Lenders, on the first day of the month following receipt by Agent of such audited financial statements, an amount equal to the difference between the amount of interest that would have been paid on the principal amount of the Obligations using the Applicable Margin determined based upon such audited financial statements and the amount of interest actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements for the final Fiscal Quarter of the Fiscal Year of Borrower then ended.

  b.
  By deleting the Section 6.7 in its entirety and inserting the following in lieu thereof:

      6.7  Consolidated Total Assets.  Maintain, at all times, Consolidated Total Assets of at least $600,000,000.

  c.
  By deleting the Section 13.1 in its entirety and inserting the following in lieu thereof:

      13.1  Term.  This Agreement shall become effective on the date hereof and shall continue in full force and effect until February 1, 2003 (the "Term"), unless sooner terminated as herein provided.

    3.  Public Notes.  Notwithstanding the provisions of the Credit Agreement prohibiting the Borrower from repurchasing any more than $20,000,000 of outstanding Public Notes, Borrower has requested that Agent and Lenders consent to Borrower's repurchase of up to an aggregate principal amount of $35,000,000 of outstanding Public Notes. Agent and Lenders hereby consent to Borrower's repurchase of up to an aggregate principal amount of $35,000,000 of outstanding Public Notes, upon satisfaction of each of the following conditions as of the time of each such repurchase: (a) Lenders have not accelerated the maturity or demanded payment of the Obligations under the Credit Agreement, whether or not Borrower has received notice of such acceleration or demand for payment, (b) each such repurchase is at no time violative of the Indenture, the Public Notes, or any of the other agreements, instruments and documents executed in respect of the transactions contemplated by the Indenture, (c) the funds used to repurchase the Public Notes (i) do not constitute proceeds of "Indebtedness" as such term is defined in the Indenture, (ii) are not proceeds of Advances made by Lenders under the Credit Agreement, and (iii) are received by Borrower either (W) as dividends from one or more Subsidiaries, (X) as repayments of Permitted Investments previously made by Borrower in one or more Subsidiaries, (Y) as the proceeds of loans to Borrower from one or more Subsidiaries provided that such loans are permitted under both the Credit Agreement and the Indenture, or (Z) as the proceeds from the sale of Borrower's Singapore Subsidiary, and (d) Borrower shall give Agent notice at least three (3) Business Days in advance of each proposed repurchase of Public Notes, with such notice specifying the date of the proposed repurchase, the principal amount of Public Notes being repurchased, and the price to be paid by Borrower to repurchase such Public Notes.

    4.  Ratification and Reaffirmation.  Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

    5.  Acknowledgments and Stipulations.  Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens; the unpaid principal amount of the Revolving A Advances on and as of the opening of business on June 25, 2001, totaled $59,478,686.58; the unpaid principal amount of the Revolving B Advances on and as of the opening of business on June 26, 2001, totaled $0.00; and the unpaid principal amount of the Term Loan on and as of the opening of business on June 25, 2001, totaled $17,500,000.

    6.  Representations and Warranties.  Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Credit Agreement are true and correct on and as of the date hereof.

    7.  Breach of Amendment.  This Amendment shall be part of the Credit Agreement and a breach of any of any representation, warranty or covenant herein shall constitute an Event of Default.

    8.  Expenses of Agent and Lenders.  Borrower agrees to pay, on demand, all reasonable costs and expenses incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

    9.  Effectiveness; Governing Law.  This Amendment shall be effective upon acceptance by Agent and Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of New York.

    10.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    11.  No Novation, etc.  Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

    12.  Counterparts; Telecopied Signatures.  This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

    13.  Further Assurances.  Borrower agrees to take such further actions as Agent and Lenders shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

    14.  Section Titles.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

    15.  Release of Claims.  To induce Agent and Lenders to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Agent and each Lender, and all their respective officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Agent and each Lender arising under or in connection with any of the Loan Documents or otherwise. Borrower represents and warrants to Agent and Lenders that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Agent or any Lender.

[Amendment continues on the following page]

    16.  Waiver of Jury Trial.  To the fullest extent permitted by Applicable Law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal, and delivered by their respective duly authorized officers on the date first written above.

ATTEST:		AAF-MCQUAY INC. ("Borrower")
/s/ Paul M. Heim		By:	/s/ Ronald J. Pederson
Name:	Paul M. Heim		Name:	Ronald J. Pederson
Title:	Assistant Secretary		Title:	Treasurer
[CORPORATE SEAL]
PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Agent
		By:	/s/ Manual R. Borges
			Name:	Manual R. Borges
			Title:	Assistant Vice President
BANK OF AMERICA, N.A., as a Lender
		By:	/s/ Mark Herdman
			Name:	Mark Herdman
			Title:	Vice President
FIRSTAR BANK, N.A., as a Lender
		By:	/s/ Ann Marie Krych
			Name:	Ann Marie Krych
			Title:	Assistant Vice President

FLEET CAPITAL CORPORATION, as a Lender
By:	/s/ William P. Dyer II
	Name:	William P. Dyer II
	Title:	Vice-President

BANK ONE, MICHIGAN, as a Lender
By:	/s/ Steven M. Kuhn
	Name:	Steven M. Kuhn
	Title:	Vice President

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THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT